Exhibit 99.1

461 SO. MILPITAS BLVD. BUILDING 5
MILPITAS CA
95035 USA

NEWS
For Immediate Release

GLOBALSTAR, INC. ANNOUNCES RESULTS FOR THIRD
QUARTER 2006

Strong performance led by subscriber growth and increased earnings

Highlights Include:

•                  Total number of subscribers increased during the past 12 months by 39% to surpass the 250,000-subscriber mark

•                  Operating income increased by 44% during the third quarter and by 16% during the first 9 months of 2006 when compared to the same periods in 2005

•                  Adjusted EBITDA increased by 46% during the third quarter and by 63% during the first 9 months of 2006 when compared to the same periods in 2005

•                  Service Revenue increased by 24% during the third quarter and by 22% during the first 9 months of 2006 when compared to the same periods in 2005

•                  Adjusted Service Revenue increased by 22% during the third quarter and by 31% during the first 9 months of 2006 when compared to the same periods in 2005

•                  Third quarter 2006 Churn Rate decreased to 0.9% per month compared to 1.0% during the same period in 2005

(See the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release)

MILPITAS, CA. —  (November 21, 2006) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals announced today its financial and operational results for the three and nine month periods ended September 30, 2006, including continued strong annual year-to-date EBITDA and subscriber growth highlighted by the Company surpassing the quarter million subscriber figure.  The Company also completed its initial public offering on November 7, 2006, which generated approximately $118.6 million in net proceeds before offering expenses.

“Globalstar continued to show strong subscriber growth as well as increases in both revenues and earnings for the nine months ended September 30, 2006 due mainly to our success in attracting new customers in our core markets,” said Jay Monroe,

Chairman and CEO of Globalstar, Inc.  Mr. Monroe added, “we believe Globalstar continues to deliver an attractive value proposition to customers who require voice and data communications beyond the boundaries of terrestrial wireless and wireline coverage, and we continue to exhibit strong financial performance along with a decreased churn rate.  In addition, Globalstar continued preparations for the launch of eight spare satellites scheduled for the first half of 2007 and has filed with the FCC to permit adjustments to our satellite constellation in order to accommodate the insertion of the spare satellites.  Finally, we continue to negotiate a definitive agreement for the development and manufacture of the Globalstar second-generation satellite constellation designed to extend the life of our constellation through at least 2025.”

Thermo Funding Company has notified the Company that it has elected to exercise its right under the terms of the Standby Stock Purchase Agreement to purchase at this time from the Company an additional 2,000,000 shares of common stock at $16.17 per share for an aggregate purchase price of $32.3 million.

Globalstar ended the third quarter of 2006 with 255,729 total subscribers and with quarterly and year-to-date operating income of $8.8 million and $14.5 million, respectively, and Adjusted EBITDA (adjusted for the Company’s Liberty rate plans) of $10.1 million and $23.8 million, respectively.  Net income for the third quarter of 2006 was $4.4 million compared to $7.9 million in the same period of 2005 as a result of a change in income tax expense. The Company elected in January 2006 to be treated as a C corporation for U.S. income tax purposes.  Previously the Company was not subject to U.S. income taxes.  Net income for the 9-month period of 2006 increased to $26.1 million (including an income tax benefit of $13.2 million) compared to $10.7 million (including an income tax expense of $1.0 million) during the same period in 2005.

Quarterly and year-to-date service revenue in 2006 were $27.6 million and $69.9 million, increases of 24 percent and 22 percent, respectively, from service revenue for the same periods in 2005.  Adjusted service revenue (adjusted for the Company’s Liberty rate plans) were  $27.2 million and $74.7 million in 2006, increases of 22 percent and 31 percent, respectively, over the same periods in 2005.  Subscriber equipment sales for the third quarter and nine months of 2006 were $11.0 million and $37.6 million, respectively, compared to $18.3 million and $33.7 million for the corresponding periods in 2005.  Subscriber equipment sales in 2005 benefited from additional demand generated by Hurricanes Katrina and Wilma.

Year-to-date fully diluted earnings per share (EPS) for 2006 were $0.42 per share compared to $0.17 per share for the same period in 2005.  For the quarter ended September 30, 2006, EPS were  $0.07 per share compared to $0.13 per share for the same period in 2005.  The decrease in the third quarter resulted primarily from income tax expense, previously referred to, which occurred when the Company elected to be taxed as a C corporation and converted from a limited liability company to a corporation.

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for the third quarter and first nine months of 2006 were as follows:

•       Net subscriber growth of approximately 19,200 units during the third quarter boosted the total number of Globalstar subscribers ending September 30, 2006 to 255,729 for a 12-month increase of 39 percent.

•       Third quarter service revenue increased by 24 percent to $27.6 million compared to the same period in 2005.  Year-to-date revenue increased by $16.6 million or 18 percent to $107.4 million and the year-to-date Adjusted Revenue increased by $21.4 million or 24 percent to $112.3 million over the same periods in 2005.

•       Third quarter operating income increased by 44 percent to $8.8 million compared to the same period in 2005.  Year-to-date operating income for 2006 increased by 16 percent to $14.5 million from $12.5 million for the same period in 2005.

•       Third quarter EBITDA increased by 53 percent to $10.6 million compared to the same period in 2005.  Year-to-date EBITDA increased by 30 percent to $18.9 million and the year-to-date Adjusted EBITDA of $23.8 million for the nine months increased by 63 percent over the same periods in 2005.

•       The third quarter average monthly Churn Rate dropped to 0.9 percent in the third quarter of 2006 from 1.0 percent during the same quarter in 2005.  The year-to-date average monthly Churn Rate for the first nine months of 2006 was 1.0 percent, which dropped by 0.1% when compared to the same period in 2005.

Conference Call Note
As previously announced, Globalstar will conduct a conference call scheduled for November 21, 2006 at 5:00 p.m. Eastern Time to discuss the Q3 2006 results.

Details are as follows:

Earnings Call:	Dial: 800.901.5218 (US and Canada), 617.786.4511 (International) and participant pass code # 48686784

Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on November 21,
2006. Dial: 888-286-8010(US and Canada),
617-801-6888 (International) and pass code # 43737100.
An audio replay will also be posted on the Company
website at www.globalstar.com

About Globalstar, Inc.
With over 250,000 activated satellite voice and data units, Globalstar offers high value, high quality satellite services to commercial and recreational users in more than 120 countries around the world. The company’s voice and data products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as “Globalstar continued to make preparations for the launch of eight spare satellites scheduled for the first half of 2007 and has continued to negotiate the development and manufacture of the Globalstar second-generation satellite constellation,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Globalstar’s control, including demand for our products and services; problems relating to the construction, launch or in-orbit performance of our existing and future satellites, problems relating to the ground-based facilities operated by us or by independent gateway operators; our ability to attract sufficient additional funding if needed to meet our future capital requirements; competition and our competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Globalstar’s financial results is included in its filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenue:
Service revenue	$27,649	$22,210	$69,851	$57,175
Subscriber equipment sales	11,046	18,340	37,585	33,700
Total revenue	38,695	40,550	107,436	90,875

Operating expenses:

Cost of services (exclusive of depreciation and amortization shown separately below)	6,695	5,465	20,583	19,245
Cost of subscriber equipment sales	10,902	16,057	36,671	28,273
Marketing, general and administrative	10,543	12,053	31,234	28,679
Depreciation and amortization	1,726	786	4,424	2,026
Impairment of assets	—	75	—	114
Total operating expenses	29,866	34,436	92,912	78,337

Operating income	8,829	6,114	14,524	12,538

Other income (expense):
Interest income	80	56	446	118
Interest expense	(148)	(50)	(256)	(244)
Other	(84)	(119)	(1,844)	(657)
Total other income (expense)	(152)	(113)	(1,654)	(783)

Income before income taxes	8,677	6,001	12,870	11,755
Income tax expense (benefit)	4,253	(1,871)	(13,206)	1,027

Net income	$4,424	$7,872	$26,076	$10,728

Earning per common share:
Basic	$0.07	$0.13	$0.42	$0.17
Diluted	$0.07	$0.13	$0.42	$0.17
Weighted-average shares outstanding:
Basic	62,875,494	61,855,668	62,267,130	61,855,668
Diluted	63,205,380	61,907,874	62,597,016	61,907,874

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

RECONCILIATION OF GAAP TO ADJUSTED /1
($ in Thousands, except ARPU)
(Unaudited)

	Q3			YTD September			2005 /3
	GAAP	Liberty Plans	Adjusted	GAAP	Liberty Plans	Adjusted		YTD
	2006	Adjusted	2006	2006	Adjusted	2006	Q3	September

Revenue
Service Revenue	$27,649	$(448.0)	$27,201	$69,851	$4,818	$74,669	$22,210	$57,175
Equipment Revenue	11,046	—	11,046	37,585	—	37,585	18,340	33,700
Total Revenue	$38,695	$(448)	$38,247	$107,436	$4,818	$112,254	$40,550	$90,875

Cost of Subscriber Equipment	10,902	—	10,902	36,671	—	36,671	16,057	28,273
Operations	6,695	—	6,695	20,583	—	20,583	5,540	19,359
MG&A	10,543	—	10,543	31,234	—	31,234	12,053	28,679

EBITDA /2	$10,555	$(448)	$10,107	$18,948	$4,818	$23,766	$6,900	$14,564
EBITDA Margin	27%		26%	18%		21%	17%	16%

Depreciation & Amortization	1,726	—	1,726	4,424	—	4,424	786	2,026

Operating Income/(Loss)	$8,829	$(448)	$8,381	$14,524	$4,818	$19,342	$6,114	$12,538

Interest Income/(Expense)	(68)	—	(68)	190	—	190	6	(126)
Other Income/(Expense)	(84)	—	(84)	(1,844)	—	(1,844)	(119)	(657)
Income Tax Expense (Benefit)	4,253	—	4,253	(13,206)	—	(13,206)	(1,871)	1,027

Net Income/(Loss)	$4,424	$(448)	$3,976	$26,076	$4,818	$30,894	$7,872	$10,728

Retail ARPU	$69.40	$(1.10)	$68.30	$61.61	$5.24	$66.85	$74.88	$69.55

Note:

/1                 Liberty Plans are adjusted to reflect revenue as though they were monthly plans.

/2                 Excludes Other Income/(Expense) which consists primarily of foreign exchange transaction gain/loss.

/3                 It is not necessary to show Adjusted Revenue, Adjusted EBITDA and Adjusted ARPU due to immaterial nature of Liberty Plans adjustment in 2005.

(1)                                  Adjusted Service Revenue, Adjusted EBITDA and Adjusted APRU are adjustments made to reflect the Company’s annual service pricing plans called Liberty Plans that are adjusted and reported as though they were Globalstar monthly service plans. Management uses Adjusted figures for service revenue, EBITDA, and ARPU in order to manage the Company’s business and to compare its results more closely to the results of its peers.

(2)                                  Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per user as so defined may not be similar to average monthly revenue per user as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations.  The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)                                  The Company defines churn rate as the aggregate number of its retail subscribers (excluding Simplex customers and customers of the independent gateway operators) who cancel service during a month, divided by the average number of retail subscribers during the month.  Others in the Company’s industry may calculate churn rate differently.  Churn rate is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations.  The Company believes that churn rate provides useful information concerning customer satisfaction with its services and products.

(4)                                  EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as the primary measurement of its operating performance because, be eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the Company’s performance, including the effects of pricing, cost control and other operational decisions.  The Company’s management uses EBITDA for planning purposes, including the preparation of our annual operating budget.  The Company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of taxes, which are necessary elements of the Company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

SCHEDULE OF SELECTED OPERATING METRICS
($ in Thousands, except ARPU)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Subscribers (End of Period)	255,729	183,926	255,729	183,926

Additions	19,214	25,855	59,761	42,476

Retail Churn	0.9%	1.0%	1.0%	1.1%

ARPU
Retail
GAAP	$69.40	$74.88	$61.61	$69.55
Adjusted	$68.30		$66.85
Wholesale
GAAP	$8.07	$8.76	$8.39	$8.98

Capital expenditures	$12,697	$3,548	$67,122	$6,642

Available liquidity /1	$447,983

Note:

/1                Includes cash on hand ($17.7 million) as September 30, 2006, Proforma IPO proceeds  ($118.6 million), available liquidity from our $150 million credit facility ($126.7 million) and Thermo standby commitment ($185.0 million).